EX 10.23

December 17, 2001

Mr. William T. Tolley
3805 Barrington Hill Drive
Richmond, VA 23233

Dear Bill:

RE: SEPARATION AGREEMENT, WAIVER AND RELEASE

As has been discussed with you, your employment with Chesapeake Corporation ("Chesapeake") is being terminated as a result of the elimination of your position. Your last day of work will be December 31, 2001 (the "Last Day Worked"), and you will be paid through April 2, 2002 (the "Termination Date"), which is the effective date of your termination of employment.

In order to assist you with your transition, Chesapeake is offering you certain enhanced severance benefits, as described within this Letter Agreement. In order to receive these enhanced severance benefits, you must sign this Letter Agreement and return it to me by February 1, 2002. I encourage you to review this Letter Agreement carefully and to consult with an attorney prior to executing it. If you change your mind after signing this Letter Agreement, you may revoke your decision within a period of 7 days after you sign this Letter Agreement by giving written notice to me or another officer of Chesapeake of such revocation. Unless such revocation is properly and timely given, this Release will become effective and enforceable upon the expiration of the 7 day period.

The terms of this Letter Agreement with Chesapeake, should you choose to sign it, are:

  Severance Pay: Chesapeake will provide you with a lump sum payment of $810,000, less required withholdings. This amount is the severance pay as set forth in your Executive Employment Agreement dated September 13, 1999 (the "Executive Agreement") and represents two years base pay and target bonus. This payment will be made within 30 days after your Termination Date.
    During the period from your Last Day Worked through your Termination Date you will be paid your normal semimonthly base salary on the regular semi-monthly pay dates. You will not be eligible to participate in any incentive or bonus programs during this period. During this period, you may continue to participate in Chesapeake's normal benefit programs, except you will not be credited with, or paid for, any vacation time. You will also be able to participate in Chesapeake's Tax Return and Financial Planning Program and Club Dues Reimbursement Program. During this period you will be available to provide guidance and respond to questions relating to your former duties at Chesapeake.

    Life, Disability, Medical and Dental Benefits: Under your Executive Agreement you are entitled to continued participation in Chesapeake's life, disability, medical and dental benefit plans after your Termination Date until the earlier of (1) April 2, 2004 or (2) the date that you are eligible for similar coverage under another employer's plan (the

  "Continuation Period"). Your continued participation in these programs will be as set forth below:
      Medical and Dental Coverage - You will continue to be eligible to participate in Chesapeake's medical and dental benefit plans in accordance with the plan provisions through the Continuation Period. Your continued eligibility will be contingent upon your paying the employee contributions charged to active employees towards the cost of the coverage. At the completion of the Continuation Period you will be eligible to elect to continue your medical and/or dental coverage with Chesapeake under the COBRA provisions. You will be furnished a COBRA election form at that time.

      Disability - You will be eligible to continued coverage under Chesapeake's long term disability plan in accordance with the plan provisions through the Continuation Period.

      Life Insurance - Chesapeake will continue Basis life insurance coverage for you in the amount of $270,000, which is the amount you had immediately prior to your Termination Date through the Continuation Period. You may continue your $250,000 in Supplemental life insurance coverage and $250,000 in Accidental Death and Dismemberment coverage by paying the normal employee contributions for these coverages.

  3. Stock Options: You may exercise the stock options that are vested on your Termination Date at any time up to and including April 2, 2003.

  4. Annual Incentive: You will be eligible to receive a lump sum payment of any incentive you may earn for 2001 under the Officers' Incentive Program for 2001. This incentive will be paid at the time the awards under the Officers' Incentive Program for 2001 are paid to other officers.

  5. 1998-2001 Cycle of the Long-Term Incentive Program: You will vest on December 17, 2001 on the remaining 1,800 shares of time-based restricted stock granted to you under the Cycle. You will forfeit the remaining 1,567 shares of performance- based restricted stock granted to you under the Cycle on your Last Day Worked.

  6. Outplacement Assistance: You will be eligible to participate in an outplacement training program conducted by an outplacement service provider selected by Chesapeake. You will receive more information on the dates, times and locations of this program from Human Resources.

  7. Death Benefits: If you should die on or before your Termination Date any benefits payable as a result of your death under Chesapeake's compensation and benefits programs will be paid to your beneficiary or estate as specified in the individual programs in lieu of the compensation and benefits set forth in paragraphs 1 through 6 of this Letter Agreement.

  8. Acknowledgement: By signing this Letter Agreement and accepting the severance benefits it provides, you agree that the calculation of your severance pay is in accordance with your Executive Agreement. In addition, you acknowledge and agree that the benefits provided during the period from your Last Day Worked through your Termination Date and in paragraphs 3, 4, 5 and 6 of this Letter Agreement are benefits to which you are not already entitled and are being provided to you, in Chesapeake's sole discretion, as a special severance benefit due to your unique circumstances as consideration for your entering into this Letter Agreement. You further acknowledge that the provisions in Sections 4, 5, 9, 10 and 11 of your Executive Agreement remain in full force and effect. You also acknowledge and agree that you are not entitled to any other compensation, commissions, payments or other benefits from Chesapeake of any type or nature, either now or in the future.

  9. Final Release: You acknowledge that your receipt of the severance pay and benefits describe in paragraphs 1 through 6 above is contingent upon your execution and delivery on or about April 2, 2002 to me or another officer of Chesapeake of the Final Release attached to this Letter Agreement.

  10. Professionalism: Chesapeake and you agree to refrain from taking any action or making any statements, written or oral, which are intended to disparage the goodwill or reputation of Chesapeake or you.

  11. Waiver and Release: In return for the severance benefits described in paragraphs

  1 through 7 above, by signing this Letter Agreement, you, on behalf of yourself and your agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns, forever waive, release and covenant not to sue Chesapeake, its corporate affiliates, or their current or former officers, agents, employees, successors or assigns with respect to any claim, demand, liability or cause of action which you may have of any kind or nature whatsoever occurring or arising on or before the date you execute this Letter Agreement, as a result of or relating in any way to your employment or separation from employment with Chesapeake. This waiver and release includes but is not limited to claims for payment or benefits under your Executive Agreement and claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act or any other federal, state of local law or regulation. By signing this Agreement and accepting the severance benefits provided herein, you are forever giving up any kind of claim you have, had or may have against Chesapeake based on acts or omissions which occurred on or before the date you sign this Agreement, whether or not you knew about such claim or the basis therefore when you signed this Agreement.

  12. Return of Property/Maintaining Confidentiality: You agree to return to Chesapeake all Chesapeake property in your possession, including but not limited to credit cards, keys, access cards, parking cards, pagers, cellular phones, computers, printers and related disks and software. In addition, you agree to return to Chesapeake all confidential and proprietary business materials to which you have had access during your employment, without retaining copies, and not to use or divulge such confidential or proprietary information in any way except as required by law. Attached is a copy of Chesapeake's Confidential Business Information Policy.

  13. Voluntary Agreement: You acknowledge and agree that you understand the terms of this Letter Agreement and the attachment hereto and have had adequate time (at least 45 days) to consider them and to consult with an attorney if you choose. You further acknowledge that, by signing this Letter Agreement, you agree to the terms of this Letter Agreement voluntarily and knowingly, understanding that they will be binding on you, your dependents and any successors in interest to them.

  14. Entire Agreement: This Letter Agreement contains all the promises and covenants made by you and Chesapeake with respect to its subject matter. There are no understandings, promises, covenants or agreements between the parties that are not set forth herein.

  Other than the benefits to which you will be entitled under this Letter Agreement if you choose to sign it, your active participation in all other compensation and benefit programs of Chesapeake and any of its corporate affiliates will cease on your Termination Date.

  Chesapeake will reimburse you for all eligible travel or other business expenses incurred through your Last Day Worked. Please submit an expense report with appropriate receipts no later than January 15, 2002 to receive reimbursement. As a reminder, you are personally responsible for any expenses charged to any Chesapeake credit cards issued in your name. In addition, Chesapeake will reimburse you for reasonable business expenses incurred during the period between your Last Day Worked and your Termination Date in responding to any requests for guidance or questions from Chesapeake.

  If you agree with the terms of this Letter Agreement, please countersign both copies of this Letter Agreement in the space provided below and return one original signed copy to me.

  Please let me know if you have any questions about your termination or any of the terms described in this Letter Agreement.
Sincerely,
/s/ J. P. Causey Jr.
J. P. Causey Jr.
Executive Vice President, Secretary
& General Counsel

  By signing below, I agree to the terms of this Letter Agreement:

  /s/ William T. Tolley
  William T. Tolley Date: 12/20/01